News Release

Contact:

Trey Whichard

Jeff Smith

BJ SERVICES ANNOUNCES THIRD QUARTER

EARNINGS OF 70 CENTS PER SHARE

Houston, Texas. July 26, 2005. BJ Services Company (BJS-NYSE, CBOE, PCX) today announced net income of $114.2 million, or $0.70 per diluted share, for the quarter ended June 30, 2005. The Company's earnings per share improved 6% from the previous quarter and improved 56% from last year's June quarter, excluding the effect of the Halliburton patent infringement award recorded as income in last year's June quarter.

Revenues of $817.3 million generated during the quarter were up 3% compared to the previous quarter and were 24% higher than last year's June quarter.

Capital spending was $93.0 million for the quarter, resulting in year to date spending of $225.6 million.

The Company purchased 1,128,400 shares of its common stock for $56.5 million during the quarter. Year to date the Company has repurchased 1,991,000 shares for $98.3 million and has authorization remaining to purchase up to $153.1 million in stock.

On April 25, 2005 the Company redeemed all of its outstanding Convertible Senior Notes due 2022. The redemption of $422.4 million was funded with cash. Cash and cash equivalents, as of June 30, 2005 was $260.3 million, which exceeded total debt by $179.6 million.

Commenting on the results, Chairman and CEO Bill Stewart said, "BJ generated another quarter of record operating results. Continued activity increases in the U.S. market, together with improved pricing, helped offset the seasonally weak Canadian results. In addition, our international pumping service business outside North America experienced good top line growth and our operating income margins continued to show improvement.

"We expect activity to remain strong with continuing improvement in our major markets. Our earnings are forecasted to be in the range of $0.80 -- 0.82 per diluted share for the quarter ending September 2005."

CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)
	Three Months Ended
	June 30		March 31
	2005	2004	2005
Revenue	$ 817,261	$ 658,662	$795,863
Operating Expenses:
Cost of sales and services	587,826	498,484	573,593
Research and engineering	13,370	11,923	13,083
Marketing	23,497	20,788	22,170
General and administrative	28,365	20,133	26,218
Loss on long-lived assets	184	1,117	392
Total operating expenses	653,242	552,445	635,456
Operating income	164,019	106,217	160,407
Interest expense	(2,219)	(3,975)	(3,790)
Interest income	2,272	1,279	3,609
Other income/(expense), net	(1,764)	83,604	(282)
Income before income taxes	162,308	187,125	159,944
Income taxes	48,115	57,838	50,390
Net income	$ 114,193	$ 129,287(1)	$ 109,554

Earnings Per Share:
Basic	$0.71	$0.80(1)	$0.68
Diluted	$0.70	$0.79(1)	$0.66

Weighted Average Shares Outstanding:
Basic	161,552	160,882	162,300
Diluted	164,229	163,915	164,858

Supplemental Data:
Depreciation and amortization	$ 34,301	$ 31,946	$32,865
Capital expenditures	92,995	55,928	77,668
Debt	80,727	498,849	501,918
	Nine Months Ended
	June 30
	2005	2004
Revenue	$ 2,350,906	$ 1,906,521
Operating Expenses:
Cost of sales and services	1,711,505	1,440,320
Research and engineering	38,915	34,256
Marketing	67,342	60,218
General and administrative	77,066	58,041
Loss on long-lived assets	1,514	2,045
Total operating expenses	1,896,342	1,594,880
Operating income	454,564	311,641
Interest expense	(9,977)	(12,321)
Interest income	8,844	2,997
Other income/(expense), net	7,555	83,008
Income before income taxes	460,986	385,325
Income taxes	142,206	121,262
Net income	$ 318,780	$ 264,063(1)

Earnings Per Share:
Basic	$1.97	$1.65(1)
Diluted	$1.94	$1.62(1)

Weighted Average Shares Outstanding:
Basic	162,090	159,735
Diluted	164,730	163,034

Supplemental Data:
Depreciation and amortization	$ 99,531	$ 93,908
Capital expenditures	225,602	139,329

(1) Includes $56 million for the Halliburton patent infringement award.

Segment Highlights

Following are the results of operations by segment for the three months ended June 30, 2005, June 30, 2004 and March 31, 2005 and for the nine months ended June 30, 2005 and June 30, 2004:

	Three Months Ended			Nine Months Ended
	June 30		March 31	June 30
	2005	2004	2005	2005	2004

U.S./Mexico Pressure Pumping Revenue	447,370	341,692	389,373	1,212,196	923,690
Operating Income	143,706	94,582	116,808	368,238	234,995
International Pressure Pumping Revenue	233,288	192,469	284,678	764,111	662,444
Operating Income	16,807	4,271	45,518	93,395	68,630
Other Oilfield Services Revenue	136,543	124,283	121,611	374,175	319,631
Operating Income	21,478	16,981	14,497	42,404	37,669
Corporate Revenue	60	218	201	424	756
Operating Loss	(17,972)	(9,617)	(16,416)	(49,473)	(29,653)

U.S./Mexico Pressure Pumping Services revenue increased 15% sequentially and 31% year over year. The U.S. rig count averaged 1,336 during the quarter, up 4% from the previous quarter and up 15% from the prior year's quarter. All U.S. operating regions experienced revenue growth in excess of the growth in rig activity. Our Mexico revenue was down 22% sequentially and 56% year over year as result of activity reductions related to our integrated project in the Burgos area.

The Company's U.S. operations continued to realize price improvement during the quarter and operating income margins for U.S./Mexico improved to 32% from 30% reported in the previous quarter and 28% reported in last year's quarter.

International Pressure Pumping Services revenue decreased 18% sequentially and increased 21% from last year's quarter:

Region	Sequential	Year Over Year
Europe/Africa	-2%	30%
Middle East	11%	27%
Asia Pacific	14%	10%
Russia	18%	9%
Latin America	19%	33%
Canada	-60%	12%

The sequential revenue decline is primarily attributed to reduced activity in Canada, resulting from Spring break up. Excluding Canada, international revenue was up 11% sequentially. Revenue from the Europe/Africa region was negatively affected by lower coiled tubing activity in the North Sea compared to last quarter. Middle East revenue improved from activity increases in India and Bangladesh. Activity increases in Thailand, Malaysia and China accounted for the improvement in Asia Pacific. Russia benefited from increase in stimulation activity and increases in coiled tubing activity in Venezuela and Argentina contributed to the improvement in Latin America.

Year over year revenue, excluding Canada, was up 24%.

Operating income margins were 7% compared to 16% reported in the previous quarter and 2% reported in last year's quarter. Excluding Canada, operating income margins were 12%, increasing from 8% reported in the previous quarter and from 6% reported in last year's quarter.

Other Oilfield Services revenue increased 12% sequentially and 10% year over year:

Division	Sequential	Year Over Year
Tubular Services	11%	28%
Process & Pipeline Services	29%	2%
Chemical Services	2%	13%
Completion Tools	39%	13%
Completion Fluids	-15%	10%

The sequential revenue increase from Tubular Services is primarily the result of higher activity in the North Sea. Process and Pipeline Services improved due to an increase in activity from their seasonally slow March quarter. Our Completion Tools division benefited from an increase in international tool deliveries, as well as an increase in Gulf of Mexico deepwater activity. The Completion Fluids division experienced a decline in revenue resulting from unfavorable product sales mix and exceptional activity in the prior quarter.

The year over year growth from our Tubular Services division is attributable to activity improvement in the North Sea and Asia Pacific. Our Chemical Services and Completion Fluids businesses benefited from activity in the U.S. while Completion Tools revenue improved from higher activity in Brazil.

Other oilfield services operating income margins for the quarter were 16%, up from 12% reported in the previous quarter and 14% reported in last year's quarter.

Consolidated Geographic Highlights

The following table reflects the percentage change in the Company's consolidated revenue by geographic area for the June 2005 quarter compared to the March 2005 quarter (sequential) and the June 2004 quarter (year over year). The information presented is based on the Company's combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year

U.S.	14%	32%
Canada	-56%	10%
	-2%	29%
Latin America (includes Mexico)	13%	0%
Europe/Africa	7%	29%
Russia	18%	9%
Middle East	17%	28%
Asia Pacific	18%	8%
	13%	15%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company is scheduled to report third quarter fiscal 2005 earnings on Tuesday, July 26, 2005 and will hold a conference call following the earnings release. The call will take place at 9:00 a.m. Central Time, following the release of earnings scheduled for approximately 8:15 a.m. Central Time.

To participate in the conference call, please call 913/981-4903, 10 minutes prior to the conference call start time and give the conference code number 6429432. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719/457-0820 and the replay entry code is 6429432. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)